Exhibit 99.1

Danimer Scientific, a Next Generation Bioplastics Company,

to Become a Public Company

●	Danimer Scientific has entered into a definitive merger agreement with Live Oak Acquisition Corp. (NYSE: LOAK)

●	Pioneer in creating fully biodegradable and compostable bioplastics providing a cleaner, healthier, and environmentally responsible alternative to fossil fuel-based plastics

●	High-growth industry leader with blue chip customer contracts demonstrating large-scale demand for PHA-based biodegradable plastics

●	Institutional investors commit to invest $210 million at closing; including certain funds managed by affiliates of Apollo, Federated Hermes Kaufmann Small Cap Fund, and over $50 million from Live Oak affiliates

BAINBRIDGE, GA and GREAT FALLS, VA – October 5, 2020 – Danimer Scientific (“Danimer” or “the Company”), a next generation bioplastics company focused on the development and production of biodegradable materials, and Live Oak Acquisition Corp. (NYSE: LOAK) (“Live Oak”), a publicly-traded special purpose acquisition company, announced today a definitive agreement for a business combination that would result in Danimer Scientific becoming a public company. Upon closing of the transaction, the combined company will be renamed Danimer Scientific and is expected to remain listed on the NYSE under a new ticker symbol. Danimer will continue to be led by Stephen E. Croskrey, Danimer’s current Chief Executive Officer.

Danimer Scientific is a pioneer in creating environmentally responsible and natural alternative solutions to traditional petroleum-based resins. The Company’s signature polymer, Nodax™ PHA (polyhydroxyalkanoate), is a 100% biodegradable, renewable, and sustainable plastic produced using canola oil as a primary feedstock. Nodax™ PHA is the first PHA polymer to be certified as marine degradable, the highest standard of biodegradability, which verifies the material will fully degrade in ocean water without leaving behind harmful microplastics. As a result, NodaxTM offers a better beginning-of-life and end-of-life cycle than any of today’s traditional plastics, eliminates the need for recycling and can replace the 80% of plastics that are never recycled or incinerated.

Danimer is currently producing and shipping NodaxTM at an industrial scale level from its existing facility in Winchester, Kentucky. The company has partnered with key plastics manufacturers and consumer products companies such as PepsiCo, Nestlé, Genpak, WinCup, Columbia Packaging Group and Plastic Suppliers Inc. as they transition a wide variety of plastic applications, including straws, food and beverage containers, flexible packaging, agricultural and medical applications, among others. Based on signed and pending contracts, the company is fully sold out of all production in its Kentucky facility and will use their increased capital base to significantly increase production, to meet the current and long-term demand of its customer base.

Danimer Investment Highlights:

●	Leader in the rapidly expanding bioplastic industry, which currently represents less than an estimated 1% of the global plastics market

●	Fully financed at closing of the merger to expand production capacity from 20 million pounds annually today to approximately 200 million pounds in 2025

●	Intense demand from existing blue chip multinational customers supports management revenue forecast of over $500 million annually in 2025, with significantly increased profit margins by scaling existing production facilities

●	Ownership of a portfolio of core patents purchased from Procter & Gamble in 2007, expanded to include numerous application-based patents, and now aggregating to more than 150 patents applicable in 20 countries

●	$890 million of equity, $385 million of cash and only $20 million of pro forma debt provide ample flexibility to support abundant long-term growth opportunities, including further capacity additions domestically and internationally, as well as strategic partnerships and acquisitions of complementary technologies

●	Highly experienced leadership team with long term tenure at the company and a board of directors with a proven record of creating shareholder value

“We are excited to partner with Live Oak and transition Danimer to be a public company,” said Stephen E. Croskrey, Chief Executive Officer of Danimer. “We are at an inflection point in our growth trajectory and this transaction will fuel the next phase of our rapid commercial expansion. Our research-based approach to creating environmentally responsible solutions has attracted a blue chip, multinational customer base and our partnership with Live Oak will allow us to further scale production to meet strong customer demand for our technology. We believe PHA has the ability to eliminate the pollution caused by single use plastics worldwide, a potentially remarkable achievement. We are well positioned to further expand our 100% biodegradable products to a wide range of plastic and specialty applications, with a long runway for profitable global growth.”

Rick Hendrix, Chief Executive Officer of Live Oak, commented: “Danimer represents a unique and compelling investment opportunity with take-or-pay contracted revenue from a blue-chip client base for fully bio-degradable plastic resin that addresses one of the world’s most significant environmental challenges. PHA adoption is benefiting from powerful tailwinds as the result of wide-spread corporate commitments and evolving consumer preferences for eco-friendly packaging solutions that address the worldwide problem of plastic waste. We believe Danimer is poised for rapid and sustained growth with a fully financed capacity expansion plan and proprietary customer applications.”

Transaction Overview

In addition to the gross amount of approximately $200 million held in Live Oak’s trust account (assuming no redemptions are effected), institutional investors, including certain funds managed by affiliates of Apollo Global Management, Inc. (NYSE:APO) (together with its consolidated subsidiaries, “Apollo”) and Federated Hermes Kaufmann Small Cap Fund, have committed to a private investment of $210 million in Class A common stock of the combined company that will close concurrently with the business combination. Affiliates of Live Oak have committed to purchasing over $50 million of the private investment.

The transaction implies an equity valuation for Danimer of approximately $890 million at closing. It is anticipated that the combined company will have approximately $385 million of unrestricted cash on the balance sheet to fully fund future, planned growth, including the expansion of its current facility and the build out of its contemplated greenfield facility.

The Boards of Directors of Live Oak and Danimer have unanimously approved the transaction, and holders representing a majority of Danimer stock have signed voting and support agreements agreeing to vote for the transaction. The transaction will require the approval of the stockholders of both Live Oak and Danimer, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals.

Danimer’s current senior management team will continue to lead the Company after the transaction closes. In addition to serving as Chief Executive Officer, Mr. Croskrey will be named Chairman of the Board. Upon closing of the transaction, Rick Hendrix, Chief Executive Officer of Live Oak, will join Danimer’s Board, and John Amboian, Non-Executive Chairman of Live Oak, will serve on the Board as Lead Independent Director.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Live Oak with the Securities and Exchange Commission and will be available at www.sec.gov.

Advisors

Jefferies is serving as exclusive financial advisor, sole private placement agent and capital markets advisor to Live Oak. Morgan Stanley is serving as capital markets advisor to Live Oak. Houlihan Lokey is serving as financial advisor to Danimer. Mayer Brown LLP is serving as legal advisor to Live Oak. Kane Kessler, PC is serving as legal counsel to Danimer.

Investor Conference Call Information

Live Oak and Danimer will host a joint investor conference call to discuss the proposed transaction on Monday, October 5, 2020 at 9:00 am Eastern time.

Interested parties may listen to the prepared remarks call via telephone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. For those who are unable to listen to the live call, a replay will be available on the Live Oak website after the call at https://www.liveoakacq.com/.

The live conference call webcast, a related investor presentation with more detailed information regarding the proposed transaction and a transcript of the investor call will also be available at https://www.liveoakacq.com/. The investor presentation will also be furnished today to the SEC, which can be viewed at the SEC’s website at www.sec.gov.

About Danimer Scientific

Danimer Scientific is a pioneer in creating more sustainable, more natural ways to make plastic products sold under the proprietary NodaxTM brand name. For more than a decade, the Company’s renewable and sustainable biopolymers have helped create plastic products that are 100% biodegradable and compostable. Danimer’s products return to nature instead of polluting our lands and waters. The Company’s technology can be found in a vast array of plastic end-use products that people use every day. Applications for our biopolymers include additives, aqueous coatings, fibers, filaments, films, and injection-molded articles, among others. The Company now holds more than 150 patents in nearly 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit www.DanimerScientific.com.

About Live Oak Acquisition Corp.

Live Oak raised $200 million in May 2020 and its securities are listed on the NYSE under the tickers “LOAK,” “LOAK.U” and “LOAK WS.” Live Oak Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Live Oak is led by an experienced team of managers, operators and investors who have played important roles in helping build and grow profitable public and private businesses, both organically and through acquisitions, to create value for stockholders. Live Oak’s team has experience operating and investing in a wide range of industries, bringing us a diversity of experiences as well as valuable expertise and perspective. For more information please visit https://www.liveoakacq.com/.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  All statements, other than statements of present or historical fact included in this presentation, regarding Live Oak’s proposed business combination with Danimer Scientific, Live Oak’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of Live Oak and Danimer Scientific and are not predictions of actual performance.  These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability.  Actual events and circumstances are difficult or impossible to predict and will differ from assumptions.  Many actual events and circumstances are beyond the control of Live Oak and Danimer Scientific.  Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the proposed transaction,  including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of Live Oak or Danimer Scientific is not obtained; failure to realize the anticipated benefits of the proposed transaction; risks relating to the uncertainty of the projected financial information with respect to Danimer Scientific; the amount of redemption requests made by Live Oak stockholders; the overall level of consumer demand for Danimer Scientific’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Danimer Scientific’s customers; Danimer Scientific’s ability to implement its business strategy; changes in governmental regulation, Danimer Scientific’s exposure to intellectual property, product liability or product warranty claims and other loss contingencies; disruptions and other impacts to Danimer Scientific’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of Danimer Scientific’s manufacturing facilities and suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as  the COVID-19 global pandemic; the impact that global climate change trends may have on Danimer Scientific and its suppliers and customers; Danimer Scientific’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Danimer Scientific’s information systems; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; Danimer Scientific’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks.

More information on potential factors that could affect our financial results is included from time to time in Live Oak’s public reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.  There may be additional risks that neither Live Oak nor Danimer Scientific presently know, or that Live Oak nor Danimer Scientific currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.  In addition, forward-looking statements reflect Live Oak’s and Danimer Scientific’s expectations, plans, or forecasts of future events and views as of the date of this press release.  Live Oak and Danimer Scientific anticipate that subsequent events and developments will cause Live Oak’s and Danimer Scientific‘s assessments to change.  However, while Live Oak and Danimer Scientific may elect to update these forward-looking statements at some point in the future, Live Oak and Danimer Scientific specifically disclaim any obligation to do so, except as required by law.  These forward-looking statements should not be relied upon as representing Live Oak’s or Danimer Scientific’s assessments of any date subsequent to the date of this press release.  Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information and Where to Find It

In connection with the proposed transactions, Live Oak intends to file a registration statement on Form S-4, including a proxy statement/prospectus/information statement (the “Registration Statement”), with the SEC, which will include a preliminary proxy statement to be distributed to holders of Live Oak’s Common Stock in connection with Live Oak’s solicitation of proxies for the vote by Live Oak’s stockholders with respect to the proposed transactions and other matters as described in the Registration Statement, a prospectus relating to the offer of the securities to be issued to the Company’s Shareholders in connection with the proposed transactions, and an information statement to Company’s Shareholders regarding the proposed transactions. After the Registration Statement has been filed and declared effective, Live Oak will mail a definitive proxy statement/prospectus/information statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus/information statement, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Live Oak, the Company and the proposed transactions. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Live Oak through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: Live Oak Acquisition Corp., 774A Walker Rd, Great Falls, VA 22066 or (901) 985-2865.

Participants in the Solicitation

Live Oak and the Company and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed transactions. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Registration Statement and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Stockholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

Contacts:

Investors

ir@danimer.com

Phone: 229-220-1103

Media

DanimerPR@icrinc.com